Exhibit 10.1

TERMINATION NOTICE

August 11, 2026 (“Effective Date”)

Reference is made to that certain Securities Purchase Agreement, (“SPA”), dated as of November 3, 2025, by and between DirectBooking Technology Co., Ltd, a Cayman Island company listed in the NASDAQ (the “Company”), and China Wangmao Liquor Industry Group Co., a company duly incorporated in China (“China Wangmao” and, together with the Company, the “Parties” and each, a “Party”). The Company paid the purchase price of approximately US$12.7 million in or about December 2025 in accordance with the terms of the SPA. However, to this date, the Company has not yet received any shares of China Wangmao.

Pursuant to Clause 9.1 of the SPA, the Parties may mutually terminate the SPA and hereby wish to do so effective immediately without further cost or obligation to each other, save as China Wangmao shall compensate the Company by paying interest on the purchase price at an annual rate of 5.25% for the period during which it held the purchase price.

IN WITNESS WHEREOF, the Parties have executed this Termination as of the Effective Date.

Signed for and on behalf of the Company:

/s/ Tan Yu
Name:	Tan Yu
Title:	Chief Executive Officer, Chairman of the Board and Director

Signed for and on behalf of the China Wangmao:

/s/ Liu Shanshan
Name:	Liu Shanshan
Title:	Director